Exhibit 23.3

CONSENT OF GEOLOGIST

This Consent of Geologist (the "Consent") is granted this 12th day of February 2014 by Charles P. Watson, (the "Geologist") to Preston Corp., a Nevada corporation (the "Company"), to be effective as of the date of signing.

Pursuant to Item 601(b)(23) of Regulation S-B, the Geologist hereby authorizes the Company to use, summarize and reference any professional works, publications, reviews and/or estimates produced by the Geologist for the purposes of filing a Registration Statement on Form S-1 with the Securities and Exchange Commission, to be made publicly available. Additionally, Geologist consents to the use of the Company's summary of the Geologist's  “Claim Staking of the Mineral Rights for the Silver Oasis Mining Claims #1 – #4, Esmeralda County, Nevada,”, dated December 3, 2013, contained throughout the Company's Form S-1 Registration Statement, filed herewith.  Also Geologist consents to the use of the Company's summary of the Geologist's “Phase 1 Reconnaissance Exploration and Testing Report of the Oasis Divide #1 – #4 Lode Mining Claims, Windpah Mining District, Esmeralda County, Nevada dated December 31, 2013”, contained throughout the Company's Form S-1 Registration Statement, filed herewith.

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IN WITNESS WHEREOF, Charles P. Watson, hereby consents to the aforesaid conditions and circumstances and agrees to be named a Geologist pursuant to Section 7(a) of the Securities Act.

By: /s/ Charles P. Watson
Charles P. Watson